THIRD AMENDMENT TO CONTRIBUTION AGREEMENT

This Third Amendment to Contribution Agreement (“Amendment”) is entered into effective as of February 8, 2013 by and among by and among INDIAN CREEK RV RESORT LLC, a Delaware limited liability company (“Indian Creek Contributor”), LAKE LAURIE RV RESORT LLC, a Delaware limited liability company (“Lake Laurie Contributor”), WAGON WHEEL MAINE LLC, a Delaware limited liability company (“Wagon Wheel Contributor”), and WILD ACRES LLC, a Delaware limited liability company (“Wild Acres Contributor,” together with Indian Creek Contributor, Lake Laurie Contributor and Wagon Wheel Contributor, each a “Contributor” and collectively the “Contributors”), SUN COMMUNITIES OPERATING LIMITED PARTNERSHIP, a Michigan limited partnership (“SCOLP”), and SUN INDIAN CREEK RV LLC, a Michigan limited liability company (“Indian Creek Purchaser”), SUN LAKE LAURIE RV LLC, a Michigan limited liability company (“Lake Laurie Purchaser”), SUN WAGON WHEEL RV LLC, a Michigan limited liability company (“Wagon Wheel Purchaser”), and SUN WILD ACRES RV LLC, a Michigan limited liability company (“Wild Acres Purchaser,” together with Indian Creek Purchaser, Lake Laurie Purchaser and Wagon Wheel Purchaser, each a “Purchaser” and collectively, the “Purchasers” and together with SCOLP, the “Sun Parties”).

RECITALS

A.    Contributors and Sun Parties are parties to that certain Contribution Agreement, dated December 9, 2012, as amended by that First Amendment to Contribution Agreement dated December 13, 2012, and that Second Amendment to Contribution Agreement dated December 20, 2012 (the “Agreement”), that pertain to the contribution and purchase of certain recreational vehicle communities (each a “Project” and collectively, the “Projects”), all as more particularly described in the Agreement; and

B.    The parties desire to amend the Agreement pursuant to the terms and conditions set forth herein.

C.    All capitalized terms not otherwise defined herein shall be defined as set forth in the Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    The following sentences are hereby added to the first paragraph of Section 2.1:

“At Closing, the Purchasers may assume the DPO Loan and as such, SCOLP shall receive a credit at Closing against the Agreed Values for the amount of the outstanding principal balance and all accrued and unpaid interest, exit fees, costs and expenses due under the DPO Loan (the “DPO Loan Payoff”). In the event the amount of the DPO Loan Payoff is greater than the Agreed Values, Contributors shall pay SCOLP at Closing Cash equal to such shortfall amount.”

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2.    The defined term “Other Contribution Agreement,” as set forth in Section 2.1, is hereby amended to include that certain First Amendment to Contribution Agreement, dated December 13, 2012, that Second Amendment to Contribution Agreement, dated December 31, 2012, that Third Amendment to Contribution Agreement dated January 28, 2013 and that Fourth Amendment to Contribution Agreement dated as of the date hereof.

3.    Section 9.2 is hereby amended to add the following as the last sentence:

“Contributors recognize that irreparable harm will result to SCOLP and Purchasers in the event Contributors fail to comply with any of the covenants or obligations contained in this Section 9.2, including the execution of the representation letter called for in the engagement letter within five (5) business days of SCOLP’s request for such, and agree that in the event of any such failure, SCOLP and Purchasers shall be entitled, in addition to their other legal and equitable remedies and damages, to specifically enforce the Contributors’ covenants and obligations contained in this Section 9.2.”

4.    Section 15.3 is hereby deleted in its entirety and replaced with the following:

“15.3    From and after the Closing Date until the end of the Set Off Period, Contributors, jointly and severally, agree to indemnify, defend and hold harmless Purchasers, SCOLP and their respective successors, assigns, constituent members and partners, employees, agents and representatives (the “Sun Indemnified Parties”), from and against any and all claims, penalties, damages, demands, liabilities, actions, causes of action, costs and expenses (including attorneys' fees and costs), including any losses, costs, liabilities, obligations, damages and expenses as a result of the final settlement or judgment of any Pending Claims (“Losses”) arising out of, as a result of or as a consequence of: (a) the Pre-Closing Liabilities, (b) any litigation disclosed on Exhibit N attached hereto, and (c) any breach by any one or more of the Contributors of any of its/their representations, warranties, or obligations set forth herein or in any other document or instrument delivered by Contributor to SCOLP or Purchaser in connection with and/or relating to the consummation of the transactions contemplated herein. Contributor’s indemnification obligations as set forth herein are in addition to those indemnification obligations set forth in that certain Amended and Restated Indemnity Agreement dated as of the date hereof from the Principals, Herbert Morgan, Ideal Private Resorts LLC, a New York limited liability company, the Project Entities (as defined in the Omnibus Agreement) and Robyn Morgan for the benefit of SCOLP, Sun Communities, Inc. and the Indemnified Parties (the “Indemnity Agreement”). Except as set forth in Section 15.5 below, the aggregate amount payable to the Sun Indemnified Parties, as defined in the Omnibus Agreement, with respect to the all Losses under Section 15.3(c) of this Agreement, Section 15.3(c) of the Other Contribution Agreement, and Sections 8.2 (i), (ii), and (iii) of the Omnibus Agreement shall not exceed an amount equal to the par value of the Secured OP Units, as defined in the Omnibus Agreement (the “Cap”).”

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5.    The defined term “Omnibus Agreement,” as set forth in Section 15.5, is hereby amended to include that certain First Amendment to Omnibus Agreement, dated December 13, 2012 and that certain Second Amendment to Omnibus Agreement dated as of the date hereof.

6.    The last sentence of Section 15.5 is hereby deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary in this Agreement or in Section 15.3, and for the avoidance of doubt, Contributors and Purchasers hereby agree and acknowledge the following:

(i)
the Cap (as set forth in Section 15.3 above) shall not apply to any Losses resulting from, arising out of, in the nature of, or caused by (a) any Pre-Closing Liabilities, (b) any litigation disclosed on Exhibit N attached hereto or in the Other Contribution Agreement, or (c) any of the “Obligations” as defined in the Indemnity Agreement;

(ii)
the aggregate amount payable to the Sun Indemnified Parties with respect to the 2012 Revenue Shortfall Purchase Price Adjustment (as defined in the Omnibus Agreement) shall not exceed Ten Million and No/Dollars ($10,000,000.00);

(iii)
the aggregate amount payable to the Sun Indemnified Parties with respect to all Losses or any claims by SCOLP resulting from, arising out of, in the nature of, or caused by any fraudulent breach by a party of any of its representations, warranties, covenants or agreements set forth herein, or in the Other Contribution Agreement or Omnibus Agreement, shall not exceed Twenty Million and No/Dollars ($20,000,000.00); and

(iv)
for the avoidance of doubt, the aggregate amount payable under Section 15.5(ii) shall be inclusive of, and not in addition to, any amounts paid pursuant to the other indemnification obligations set forth herein, except for claims under Section 15.5(iii) and the Indemnity Agreement, and the aggregate amount payable under Section 15.5(iii) shall be inclusive of, and not in addition to, any amounts paid pursuant to the other indemnification obligations set forth herein except for claims under the Indemnity Agreement.”

7.    Section 16.2(a) is hereby amended to reflect that each Deed will contain customary anti-merger language, as approved by SCOLP in its sole discretion, with respect to the mortgages securing the DPO Loan.

8.    Section 16.2(h) is hereby deleted in its entirety and replaced with the following:

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“SCOLP shall deliver the Agreed Values in accordance with Section 2.1 hereof, in the form of Cash for the Loan Payoffs or assumption of the DPO Loan and, if applicable, issuance of the Preferred OP Units, Cash, or a combination thereof.”

9.    The first two (2) sentences of Section 17.3 are hereby deleted and replaced with the following:

“Notwithstanding the foregoing, the parties hereby agree and acknowledge that nothing contained herein shall in any way modify, amend or affect the rights and remedies of SCOLP, as Lender, or the obligations of Robert Morgan, Robert Moser, Herbert Morgan, Kevin Morgan and Robyn Morgan, as Borrowers, under that certain Loan Agreement dated June 20, 2012 (the “SCOLP Loan Agreement”), with respect to that certain $5,000,000 Promissory Note dated June 20, 2012 (the “SCOLP Note”) from Borrowers, as amended by that certain First Amendment to Promissory Note dated January 28, 2013 and that certain Second Amendment to Promissory Note, dated as of the date hereof, and all documents, agreements and instruments executed in connection therewith or serving as collateral therefor (the “SCOLP Loan”). All terms and conditions under the SCOLP Loan Agreement remain in full force and effect and shall survive the execution, delivery or termination of this Agreement.”

10.    The Section 31 is hereby amended to add the following subsection after subsection (ii):

“or (iii) solicit, divert or take away, or attempt to solicit, divert or take away, any employees of the Projects that Purchasers have hired.”

11.    The parties hereto agree and acknowledge that nothing contained in that certain Assumption and Release Agreement dated as of the date hereof by and among Contributors, Purchasers, SCOLP, Sun Lender RV LLC and the Principals with respect to the DPO Loan releases Contributors from any and all obligations and covenants under the Agreement, the Other Contribution Agreement, Omnibus Agreement or Indemnity Agreement.

12.    Exhibit P is hereby amended to reflect that Sun Purchasers will not assume the following Project Contracts at Closing: those certain Master Lease Agreements between Morgan Management, LLC and Yamaha Motor corporation, U.S.A. and corresponding equipment schedules with respect to the Indian Creek Project, Wild Acres Project and Lake Laurie Project.

13.    Except as set forth herein, the Agreement remains unmodified and in full force and effect.

14.    This Amendment may be executed in any number of counterparts, and by separate parties hereon on separate counterparts, and all of such counterparts taken together shall constitute one and the same Amendment. This Amendment may be executed and delivered by facsimile. The section headings set forth in this Amendment are for convenience of reference only, and do not define, limit or construe the contents of such sections.

[Signature page attached]

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date set forth above.

CONTRIBUTORS:

INDIAN CREEK RV RESORT LLC
By:    Indian Creek Camping, Inc., Sole Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

LAKE LAURIE RV RESORT LLC
By:    Lake Laurie, Inc., Sole Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

WAGON WHEEL MAINE LLC
By:    Alpine Lake RV Resort, LLC, Sole Member

By:	Alpine Lake RV SPE, Inc., Managing Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

WILD ACRES LLC
By:    Alpine Lake RV Resort, LLC, Sole Member

By:	Alpine Lake RV SPE, Inc., Managing Member

By:    /s/ Robert C. Morgan
Robert C. Morgan, President

[Signature Page Continued]

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[Signature Page to Amendment, dated February 8, 2013]

SCOLP:

SUN COMMUNITIES OPERATING LIMITED                             PARTNERSHIP, a Michigan limited partnership

By:    Sun Communities, Inc., General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Title: Executive Vice President

PURCHASERS:

SUN INDIAN CREEK RV LLC,
a Michigan limited liability company

By:    Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

By:    Sun Communities, Inc.,
General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Title: Executive Vice President

SUN LAKE LAURIE RV LLC,
a Michigan limited liability company

By:    Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

By:    Sun Communities, Inc.,
General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Title: Executive Vice President

[Signature Page Continued]

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[Signature Page to Amendment, dated February 8, 2013]

SUN WAGON WHEEL RV LLC,
a Michigan limited liability company

By:    Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

By:    Sun Communities, Inc.,
General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Title: Executive Vice President

SUN WILD ACRES RV LLC,
a Michigan limited liability company

By:    Sun Communities Operating Limited Partnership, a Michigan limited partnership, its sole member

By:    Sun Communities, Inc.,
General Partner

By: /s/ Jonathan Colman
Name: Jonathan Colman
Title: Executive Vice President

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